Exhibit 99.1

FOR IMMEDIATE RELEASE

Citadel Broadcasting Corporation Reports

2009 Fourth Quarter Operating Results

Las Vegas, Nevada – March 2, 2010 – Citadel Broadcasting Corporation (OTCBB:CTDB) today reported certain results for the quarter and year ended December 31, 2009.

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited, amounts in thousands)

Net revenue	$192,858	$214,231	$723,620	$863,121
Operating income (loss)	50,473	(787,331)	(841,399)	(1,024,017)
Operating income, excluding asset impairment and disposal charges and non-cash amounts related to contractual obligations	50,473	49,166	144,254	205,631
Segment operating income	65,443	67,254	218,501	289,944

Net revenue for the fourth quarter of 2009 was $192.9 million as compared to $214.2 million for the fourth quarter of 2008, a decrease of $21.3 million, or 9.9%. This decline was due in part to the discontinuance of certain network programs as well as the absence of political revenues in the fourth quarter of 2009. Excluding the discontinued programs, net revenues would have declined by approximately 7.4%. Our Radio Markets segment (radio stations) net revenue was $161.2 million in the fourth quarter of 2009 compared to $169.8 million in the same period in 2008, a decrease of approximately $8.6 million or 5.1% principally due to a decline in political revenue. Generally, our stations in larger metropolitan markets performed better than those stations in medium to small metropolitan markets.

Operating income for the fourth quarter of 2009 was $50.5 million as compared to an operating loss of $787.3 million in the corresponding 2008 period. The fourth quarter of 2008 included an impairment charge of approximately $836.5 million. Excluding such charge, the operating income for the fourth quarter of 2009 was approximately $50.5 million compared to the $49.2 million in the fourth quarter of 2008, an increase of approximately $1.3 million, or 2.6%.

Segment operating income (a non-GAAP financial measure generally defined as operating income (loss) adjusted to exclude depreciation and amortization, stock-based compensation, corporate general and administrative expenses, non-cash amounts related to contract obligations, asset impairment and disposal charges, local marketing agreement fees, and other, net) was $65.4 million for the fourth quarter of 2009, compared to $67.3 million for the fourth quarter of 2008. This decrease of $1.9 million, or 2.8%, was entirely due to the decline at the Radio Network segment. The Company’s Radio Markets segment operating income was essentially flat for the quarter.

Farid Suleman, Chairman and Chief Executive Officer of Citadel Broadcasting Corporation, commented: “The current economic environment for our industry combined with the Company’s bankruptcy filing made for a difficult fourth quarter. However, our focus on expense reductions enabled the Company to generate segment operating income of over $65 million or a decline of less than 3% when compared to the fourth quarter of 2008. In spite of the bankruptcy filing, the Company has continued to make all of the interest payments required under its senior debt and had approximately $57.4 million in cash as of December 31, 2009. The Company did not need to secure debtor in possession financing.”

Segment Results

The table below presents net revenue and segment operating income for the Company for the three and twelve months ended December 31, 2009 and 2008.

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
	(Unaudited, amounts in thousands)

Net revenue:
Radio Markets	$161,243	$169,779	$604,120	$688,815
Radio Network	32,537	46,418	123,839	181,798
Eliminations	(922)	(1,966)	(4,339)	(7,492)

Net revenue	$192,858	$214,231	$723,620	$863,121

Segment operating income:
Radio Markets	$59,518	$59,656	$214,942	$261,405
Radio Network	5,925	7,598	3,559	28,539

Segment operating income	$65,443	$67,254	$218,501	$289,944

Bankruptcy Proceedings

On December 20, 2009, Citadel Broadcasting Corporation (the “Company”), and certain of its subsidiaries (collectively the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Court”) seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code. In connection with the Chapter 11 cases, on February 3, 2010, the Debtors filed with the Court a proposed joint plan of reorganization (the “Plan”) and a related disclosure statement (the “Disclosure Statement”) pursuant to Chapter 11. Copies of the Plan and Disclosure Statement are publicly available and may be accessed free of charge at the Debtors’ private website at http://www.kccllc.net/citadel.

Our Station Portfolio

Citadel Broadcasting Corporation is the third largest radio group in the United States, with a national footprint reaching more than 50 markets. Citadel is comprised of 166 FM stations and 58 AM stations in the nation’s leading markets, in addition to the ABC Radio Network business, which is one of the three largest radio networks in the United States. For more information, visit www.citadelbroadcasting.com.

Forward-Looking Statements

This press release, as well as other statements made by the Company may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: (i) the ability of the Company to continue as a going concern; (ii) the Company’s ability to obtain court approval with respect to motions in the chapter 11 proceeding prosecuted by it from time to time; (iii) the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 cases; (iv) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; (v) the ability of the Company to obtain and maintain normal terms with vendors and service providers; (vi) the Company’s ability to maintain contracts and leases that are critical to its operations; (vii) the potential adverse impact of the chapter 11 cases on the Company’s liquidity, results of operations and business relations; (viii) the ability of the Company to execute its business plans and strategy; (ix) the ability of the Company to attract, motivate and/or retain key executives and associates; (x) general economic or business conditions affecting the radio broadcasting industry being less favorable than expected; and (xi) increased competition in the radio broadcasting industry. Other risk factors are listed from time to time in the Company’s United States Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the year ended December 31, 2008. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.

Similarly, these and other factors, including the terms of any plan of reorganization ultimately confirmed, can affect the value of the Company’s various pre-petition liabilities, common stock and/or other equity securities. Additionally, no assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan or plans of reorganization could result in holders of the Company’s common stock or other equity interests and claims relating to pre-petition liabilities receiving no distribution on account of their interest and cancellation of their interests and their claims and cancellation of their claims. Under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that certain creditors or equity holders do not receive or retain property on account of their claims or equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock and claims to be highly speculative and cautions equity holders that the stock and creditors that the claims may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in the Company’s common stock or other equity interest or any claims relating to pre-petition liabilities. The proposed plan of reorganization currently provides that all of the Company’s common stock and other equity interests will be cancelled for no consideration.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Amounts in thousands)

The following table sets forth the Company’s segment operating income (loss) for the quarters and years ended December 31, 2009 and 2008. The Company defines “segment operating income” as operating income (loss) adjusted to exclude the following line items included in its statement of operations: depreciation and amortization, stock-based compensation, corporate general and administrative expenses, non-cash amounts related to contract obligations, asset impairment and disposal charges, local marketing agreement fees, and other, net.

Segment operating income, among other things, is used by the Company’s management to evaluate the Company’s operating performance, to value prospective acquisitions, and as the basis of incentive compensation targets for certain management personnel. In addition, this measure is among the primary measures used by management for the planning and forecasting of future periods. The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view the performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since segment operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”), it should not be considered in isolation of, or as a substitute for, operating income or loss, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Segment operating income, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, segment operating income does not necessarily represent the residual cash flow that is available for discretionary expenditures and excludes other non-discretionary expenditures, including among others, mandatory debt service requirements. As a result, segment operating income is not necessarily a measure of the Company’s liquidity or its ability to fund its cash needs. Segment operating income does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. As segment operating income excludes certain financial information compared with operating income or loss, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the Securities and Exchange Commission (“SEC”), the Company provides below a reconciliation of segment operating income to operating income or loss, the most directly comparable amount reported under GAAP.

CITADEL BROADCASTING CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
	(amounts in thousands)

Segment operating income:
Radio Markets	$59,518	$59,656	$214,942	$261,405
Radio Network	5,925	7,598	3,559	28,539
Asset impairment and disposal charges	—	(836,497)	(985,653)	(1,208,208)
Non-cash amounts related to contractual obligations	—	—	—	(21,440)
Corporate general and administrative, including related portion of stock-based compensation	(5,216)	(4,969)	(25,380)	(32,049)
Local marketing agreement fees	(257)	(336)	(1,027)	(1,334)
Stock-based compensation expense	(1,393)	(2,066)	(5,400)	(7,354)
Depreciation and amortization	(7,574)	(10,739)	(35,599)	(45,264)
Other, net	(530)	22	(6,841)	1,688

Total operating income (loss)	$50,473	$(787,331)	$(841,399)	$(1,024,017)

Contact:	Citadel Broadcasting Corporation
Patricia Stratford (212) 887-1670

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